UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

FiscalNote Holdings, Inc.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

FISCALNOTE HOLDINGS, INC.

1201 Pennsylvania Avenue, N.W., 6th Floor

Washington, D.C. 20004

(202) 793-5300

NOTICE OF ACTION BY WRITTEN CONSENT OF CERTAIN STOCKHOLDERS

FIRST MAILED TO STOCKHOLDERS ON OR ABOUT DECEMBER 11, 2024

Dear Stockholder:

This Notice and accompanying Information Statement are being furnished to stockholders of FiscalNote Holdings, Inc., a Delaware corporation (the “Company”), of record on December 6, 2024 (the “Record Date”) to advise such stockholders that on December 8, 2024, certain stockholders of the Company (the “Consenting Stockholders”) holding approximately 0.7% of the Company’s outstanding Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), and approximately 85.7% of the Company’s Class B common stock, $0.0001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), or approximately 52.0% of the voting power of our outstanding Common Stock as of the Record Date, approved by written consent in lieu of a special meeting, in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”) and Article XI of the Company’s Certificate of Incorporation (the “Charter”), an amendment (the “LTIP Amendment”) to the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan (the “2022 LTIP”) to (i) effectuate a one-time increase in the number of shares authorized for issuance under the 2022 LTIP and (ii) revise the “evergreen” provision of the 2022 LTIP such that the number of shares of Class A Common Stock that are automatically added to the 2022 LTIP on January 1st of each year will be increased up to the lesser of (a) five percent (5%) of the total number of shares of Class A Common Stock outstanding on December 31st of the preceding calendar year or (b) 13,523,734 shares of Class A Common Stock, as set forth in the form of LTIP Amendment attached to the accompanying Information Statement as Appendix A (“Action No. 1”).

The accompanying Information Statement is first being mailed on or about December 11, 2024 to our stockholders of record as of the close of business on December 6, 2024. If you were a stockholder of record on such date, you will receive one or more copies of the accompanying Information Statement. Under the federal securities laws, although the Consenting Stockholders have already approved Action No. 1, Action No. 1 will not be effective until at least 20 calendar days after the accompanying Information Statement is sent or mailed to the stockholders of record of the Company as of the Record Date.

You are urged to read the accompanying Information Statement in its entirety for a description of Action No. 1 taken by the Consenting Stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

/s/ Todd Aman
Todd Aman
Senior Vice President, General Counsel and Secretary

December 11, 2024

FISCALNOTE HOLDINGS, INC.

1201 Pennsylvania Avenue, N.W., 6th Floor

Washington, D.C. 20004

(202) 793-5300

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A

PROXY. EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

ABOUT THIS INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of FiscalNote Holdings, Inc., a Delaware corporation (the “Company”, “we”, “our” or “us”), as of December 6, 2024 (the “Record Date”).

We hereby advise such stockholders of record on the Record Date that on December 8, 2024, certain stockholders of the Company (the “Consenting Stockholders”), which, as of the Record Date, held approximately 0.7% of the Company’s outstanding Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), and approximately 85.7% of our Class B common stock, $0.0001 par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), or approximately 52.0% of the voting power of our outstanding Common Stock as of the Record Date, approved by written consent in lieu of a special meeting, in accordance with Section 228 of the Delaware General Corporation Law (“DGCL”) and Article XI of the Company’s Certificate of Incorporation (the “Charter”), an amendment (the “LTIP Amendment”) to the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan (the “2022 LTIP”) to (i) effectuate a one-time increase in the number of shares authorized for issuance under the 2022 LTIP and (ii) revise the “evergreen” provision of the 2022 LTIP such that the number of shares of Class A Common Stock that are automatically added to the 2022 LTIP on January 1st of each year will be increased up to the lesser of (a) five percent (5%) of the total number of shares of Class A Common Stock outstanding on December 31st of the preceding calendar year or (b) 13,523,734 shares of Class A Common Stock, as set forth in the form of LTIP Amendment attached to the accompanying Information Statement as Appendix A (“Action No. 1”).

On December 6, 2024, our Board of Directors (the “Board”) unanimously approved Action No. 1 and recommended Action No. 1 for approval by our stockholders. The Consenting Stockholders who beneficially own, as of the Record Date, 990,063 shares of our Class A Common Stock and 7,108,623 shares of our Class B Common Stock, or approximately 52.0% of the voting power of our outstanding Common Stock as of the Record Date, approved Action No. 1 by written consent in lieu of a special meeting on December 8, 2024, in accordance with the DGCL and our Charter. Accordingly, your consent is not required and is not being solicited in connection with the approval of Action No. 1.

The Record Date for determining stockholders entitled to receive this Information Statement is December 6, 2024. As of the close of business on the Record Date, we had 144,692,920 shares of Common Stock outstanding and entitled to vote on the matters acted upon in the action by written consent of our Consenting Stockholders, consisting of 136,401,999 shares of Class A Common Stock and 8,290,291 shares of Class B Common Stock.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of the corporate actions described above without a meeting of stockholders to all stockholders who did not consent in writing to Action No. 1. This Information Statement serves as the notice required by Section 228 of the DGCL.

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), Action No. 1 will not become effective until at least 20 calendar days after we send this Information Statement to our stockholders of record as of the Record Date.

THIS INFORMATION STATEMENT IS FIRST BEING SENT OR GIVEN ON OR ABOUT DECEMBER 11, 2024 TO THE HOLDERS OF OUR COMMON STOCK AS OF DECEMBER 6, 2024 AND IS BEING DELIVERED TO INFORM YOU OF THE CORPORATE ACTION DESCRIBED HEREIN BEFORE SUCH ACTION TAKES EFFECT IN ACCORDANCE WITH RULE 14C-2 OF THE SECURITIES EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”).

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. EXISTING STOCKHOLDERS WILL RETAIN THEIR EXISTING COMMON STOCK.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

ACTION NO. 1

APPROVAL OF AN AMENDMENT TO THE 2022 LONG-TERM INCENTIVE PLAN

Background

Since 2022, the Company has used its 2022 LTIP to grant equity compensation to the Company’s directors, employees and other eligible service providers. The 2022 LTIP was designed to promote the long-term success of the Company and the creation of stockholder value by encouraging employees and eligible service providers to focus on critical long-range corporate objectives, encouraging the attraction and retention of employees and other eligible service providers with exceptional qualifications, and linking the respective interests of the Company’s directors, employees and other eligible service providers to those of the Company’s stockholders. The Board believes the 2022 LTIP has been effective in providing such incentives.

On December 5, 2024, the Compensation Committee of the Board (the “Compensation Committee”) recommended the Board approve an amendment to the 2022 LTIP to (i) provide a one-time increase of 4,000,000 shares of Class A Common Stock to the number of shares authorized for issuance under the 2022 LTIP and (ii) revise the “evergreen” provision of the 2022 LTIP such that the number of shares of Class A Common Stock that are automatically added to the 2022 LTIP on January 1st of each year will be increased up to the lesser of (a) five percent (5%) of the total number of shares of Class A Common Stock outstanding on December 31st of the preceding calendar year or (b) 13,523,734 shares of Class A Common Stock. Based upon such recommendation, on December 6, 2024, the Board unanimously approved the LTIP Amendment, subject to stockholder approval, to ensure that the Board and the Compensation Committee will be able to make the types of awards, and covering the number of shares, as necessary to meet the Company’s compensatory needs. On December 8, 2024, the LTIP Amendment was approved by holders of approximately 52.0% of the voting power of our outstanding shares of Common Stock as of the Record Date.

The LTIP Amendment shall be effective on the 20th calendar day after the mailing of this Information Statement to the Company’s stockholders, pursuant to which an additional 4,000,000 shares of Class A Common Stock will be reserved for issuance under the 2022 LTIP and, beginning January 1, 2025, the number of shares of Class A Common Stock that are automatically added to the 2022 LTIP on January 1st of each year will be increased up to the lesser of (a) five percent (5%) of the total number of shares of Class A Common Stock outstanding on December 31st of the preceding calendar year or (b) 13,523,734 shares of Class  A Common Stock.

Responsible Features of the 2022 LTIP

The 2022 LTIP contains several provisions intended to make sure that awards under the 2022 LTIP comply with established principles of good corporate governance. These provisions include:

No Discounted Stock Options or Stock Appreciation Rights. Except for certain substitute awards (as described below), stock options and stock appreciation rights may not be granted with an exercise price of less than the fair market value of the common stock on the date the stock option or stock appreciation right is granted. This restriction may not be changed without stockholder approval.

No Stock Option or Stock Appreciation Rights Repricings. Stock options and stock appreciation rights may not be repriced absent stockholder approval. This provision applies to both direct repricings—lowering the exercise price of an outstanding stock option or stock appreciation right—and indirect repricings—canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price.

No Reload Options. The 2022 LTIP does not provide for the issuance of stock options or stock appreciation rights which, upon exercise, automatically entitle a participant to a new stock option or stock appreciation right.

Clawback Provisions. Awards under the 2022 LTIP are subject to forfeiture, cancellation, reimbursement or recoupment to the extent provided in the Company’s Executive Compensation Clawback Policy or any other applicable clawback policy adopted by the Company or to the extent otherwise required pursuant to applicable law.

Dilution Considerations. When determining the number of additional shares to be authorized for issuance under the 2022 LTIP by the LTIP Amendment, the Board and Compensation Committee carefully considered the potential dilution to our current stockholders as measured by our “burn rate” and “overhang,” as described below under the section titled “Selected Information Regarding Historical Share Usage under our Equity Compensation Programs.” Our Compensation Committee works with an independent compensation consultant to continue to design an equity award program to responsibly balance dilution to stockholders with business needs and other relevant factors.

Selected Information Regarding Historical Share Usage under our Equity Compensation Programs

In determining the number of additional shares to be authorized for issuance under the 2022 LTIP by the LTIP Amendment and analyzing the impact of utilizing equity as a means of compensation on our shareholders, we considered both our “overhang” and our “burn rate”.

Overhang is a measure of potential dilution which we define as (A) the sum of (i) the total number of shares underlying option awards, (ii) the total number of shares underlying unvested awards of restricted shares, (iii) the total number of shares underlying unvested awards of restricted stock units (“RSUs”) and (iv) the total number of shares available for future award grants, (B) divided by the number of shares of Common Stock outstanding plus the amounts described in clause (A).

As of October 31, 2024, under the 2022 LTIP, there were 10,992,759 shares underlying option awards (including 7,484,230 shares underlying vested stock options; 1,151,979 shares underlying unvested time-based stock options; and 2,556,550 shares underlying unvested stock options subject to performance conditions (assuming the maximum levels of performance are achieved)). The time-based stock options had a weighted average exercise price of $3.20 per share as of October 31, 2024, and the options subject to performance conditions are generally subject to stock price appreciation hurdles ranging from $10.00 to $30.00 per share. In addition, there were 9,545,656 shares of unvested RSUs (including 75,000 unvested RSUs subject to performance-based vesting), and 568,557 shares available for future awards.

As of October 31, 2024, under the FiscalNote Holdings, Inc. 2024 Inducement Equity Incentive Plan (the “Inducement Plan”), there were 200,000 shares underlying unvested time-based option awards and 275,000 shares of unvested time-based RSUs. There are no shares available for future awards.

As of October 31, 2024, there were 141,113,776 shares of Common Stock outstanding. Accordingly, our overhang at October 31, 2024 was 13.3%. For purposes of this calculation, we counted the shares subject to our performance-based awards using the maximum number of shares of Common Stock issuable under such awards. If the 4,000,000 additional shares to be authorized for grant under the 2022 LTIP upon effectiveness of the LTIP Amendment are included in the calculation, our overhang on October 31, 2024 would have been 15.4%.

Burn rate is a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares of Class A Common Stock subject to equity awards granted during the fiscal year by the basic weighted average number of shares of Class A Common Stock outstanding. Set forth below is a table that reflects our gross burn rate for the 2024 (year-to-date), 2023 and 2022 fiscal years.

Fiscal Year	Awards Granted(1)	Basic Weighted Average Number of Class A Shares Outstanding	Gross Burn Rate(2)
2024	10,227,689	126,869,203	8.1%
2023	7,083,412	123,109,188	5.8%
2022(3)	5,889,241	61,753,257	9.5%
Three-Year Average			7.8%

(1)

Awards granted represents the number of options and full value awards granted during the time period. For purposes of this calculation, we counted awards of options and RSUs subject to performance-based vesting based on the maximum number of shares of Class A Common Stock issuable under such awards.

(2)

Equal to the number of equity awards granted in the fiscal year divided by the basic weighted average number of shares of Class A Common Stock outstanding. For purposes of this calculation, we counted awards of options and RSUs subject to performance-based vesting based on the maximum number of shares of Class A Common Stock issuable under such awards.

(3)

Reflects shares of common stock of FiscalNote Holdings, Inc. outstanding prior to the closing of its business combination with a special purpose acquisition company on July 29, 2022 (the “Business Combination”), which resulted in, among other matters, the listing of the Class A Common Stock of the Company on the New York Stock Exchange.

Equity Compensation Plan Information

The following table provides certain information about our existing equity compensation plans as of December 31, 2023. As of December 31, 2023, there were 23,979,427 shares of Class A Common Stock authorized for issuance under the 2022 LTIP and 4,567,467 shares of Class A Common Stock authorized for issuance under the Company’s Employee Stock Purchase Plan (the “ESPP”), each of which our stockholders approved on July 27, 2022.

	As of December 31, 2023
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price per share of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (2)(3)
Equity compensation plans approved by stockholders	15,713,705	$3.74	5,093,186

(1)

Includes the following shares of Common Stock underlying grants outstanding under the 2022 LTIP: 5,425,239 shares underlying vested stock options; 1,317,710 shares underlying unvested time-based stock options; 2,526,649 shares underlying unvested stock options subject to performance conditions (assuming the maximum levels of performance are achieved); 6,369,107 shares underlying unvested time-based restricted stock units and 75,000 shares underlying performance-based restricted stock units.

(2)

Without giving effect to the LTIP Amendment, the number of shares of Common Stock reserved for issuance under the 2022 LTIP automatically increases on January 1st each year, starting on January 1, 2023 and continuing through and including January 1, 2027, by the lesser of (a) 13,523,734, (b) three percent (3%) of the total number of shares of Class A Common Stock outstanding on December 31st of the immediately preceding fiscal year or (c) a lesser number determined by the Board prior to January 1 of a given year. On each of January 1, 2023 and January 1, 2024, the number of shares authorized for issuance under the 2022 LTIP increased by 3,693,767 and 3,650,394, respectively, pursuant to this provision.

(3)

The number of shares of Common Stock reserved for issuance under the ESPP will automatically increase on January 1st each year, starting on January 1, 2023 and continuing through and including January 1, 2027, by the lesser of (a) 3,267,760, (b) one percent (1%) of the total number of shares of all classes of Common Stock outstanding on December 31st of the preceding fiscal year, (c) a lesser number determined by the Board prior to January 1 of a given year. On each of January 1, 2023 and January 1, 2024, the number of shares authorized for issuance under the ESPP increased by 1,231,255 and 1,299,707, respectively, pursuant to this provision.

Because the Inducement Plan was adopted on September 5, 2024, there were no outstanding Awards or shares available for issuance under the Inducement Plan as of December 31, 2023. There were initially 500,000 shares of Class A Common Stock reserved for issuance pursuant to the Inducement Plan and, as detailed above, there are currently no shares available for future awards.

Summary of the 2022 Long-Term Incentive Plan as Amended by the LTIP Amendment

The following is a summary of the material terms and conditions of the 2022 LTIP, as amended by the LTIP Amendment. This summary is qualified in its entirety by the full text of the 2022 LTIP which is filed as Exhibit 99.1 to our Form S-8 filed on March 15, 2024 and the LTIP Amendment, a copy of which has been filed as Appendix A to this Information Statement.

Purpose

The 2022 LTIP is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders; and (iii) promote the success of our business.

Types of Awards

The 2022 LTIP permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, dividend equivalent rights, other stock-based awards and cash-based awards (all such types of awards, collectively, “Awards”).

Shares Subject to the 2022 LTIP

Subject to adjustments as set forth in the 2022 LTIP, the maximum aggregate number of shares of Class A Common Stock that may be issued under the 2022 LTIP after giving effect to the LTIP Amendment and including the prior evergreen increases that occurred on each of January 1, 2023 and January 1, 2024, is 31,629,761 shares of Class A Common Stock. Additionally, the authorized number of shares of Class A Common Stock that may be issued under the 2022 LTIP will automatically increase on January 1 of each year until and including January 1, 2027. After giving effect to the LTIP Amendment, on each of January 1, 2025, January 1, 2026 and January 1, 2027, the authorized number of shares of Class A Common Stock that may be issued under the 2022 LTIP will automatically increase up to the lesser of (i) five percent (5%) of the total number of shares of Class A Common Stock outstanding on the immediately preceding December or (ii) 13,523,734 shares of the Class A Common Stock; provided, however, in each case, that the Board may act prior to January 1st of any given year to provide that the increase for such year will be a lesser number of shares of the Class A Common Stock (all shares of stock authorized for issuance under the 2022 LTIP are referred to as the “Share Reserve”). Furthermore, subject to adjustments as set forth in the 2022 LTIP, in no event will the maximum aggregate number of shares that may be available for delivery under the 2022 LTIP pursuant to incentive stock options exceed the Share Reserve.

The shares underlying any awards under the 2022 LTIP that are forfeited, canceled, settled in cash, or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the 2022 LTIP and, to the extent permissible, the shares of stock that may be issued as incentive stock options. If shares are withheld in satisfaction of withholding taxes or payment of exercise price then the shares so withheld or used in payment shall be added back to the shares of stock available for issuance under the 2022 LTIP and, to the extent permissible, the shares of stock that may be issued as incentive stock options.

Eligibility

Employees, directors and consultants of the Company and its affiliated entities, or those individuals that have been extended an offer to become employees, directors and consultants of the Company and its affiliated entities, are all eligible to participate in the 2022 LTIP. Incentive stock options only may be granted to employees. As of December 2, 2024, there were 8 non-employee directors, approximately 585 employees, and approximately 135 consultants of the Company eligible to participate in the 2022 LTIP.

Administration

The 2022 LTIP is administered by the Compensation Committee; provided that the Board may act in lieu of the Committee on any matter. The Compensation Committee may, in its sole discretion, delegate all or part of the Compensation Committee’s authority and duties to accommodate any changes in applicable law.

Subject to the terms of the 2022 LTIP, the Compensation Committee has the authority, in its discretion, to (i) designate participants; (ii) determine the type or types of Awards to be granted to each participant under the 2022 LTIP; (iii) determine the number of shares of common stock to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) awards under the 2022 LTIP; (iv) determine the terms and conditions of any Award under the 2022 LTIP; (v) determine whether, to what extent, and under what circumstances Awards under the 2022 LTIP may be settled or exercised in cash, shares of common stock, other securities, or other Awards under the 2022 LTIP, or terminated, forfeited, canceled or suspended, and the method or methods by which Awards under the 2022 LTIP may be settled, exercised, terminated, forfeited, canceled or suspended; (vi) determine whether, to what extent, and under what circumstances cash, shares of common stock, other securities, other awards under the 2022 LTIP and other amounts payable with respect to an award under the 2022 LTIP shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the 2022 LTIP and any instrument or agreement relating to, or Awards made under, the 2022 LTIP; (viii) establish, amend, suspend or waive such rules and guidelines; (ix) appoint such agents as it shall deem appropriate for the proper administration of the 2022 LTIP; (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2022 LTIP; and (xi) correct any defect, supply any omission, or reconcile any inconsistency in the 2022 LTIP or any Award thereunder in the manner and to the extent it deems desirable. Without limiting the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of the 2022 LTIP or Award agreements.

Stock Options

Each stock option will be designated in the Award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment for the option holder) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The Award agreement will state the term of each stock option. The term will be 10 years from the date of grant or such shorter term as may be provided in the Award agreement. In the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the Award agreement. In determining the vesting schedule for an option award, the Compensation Committee may impose whatever vesting conditions it determines to be appropriate.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Compensation Committee, subject to the following: in the case of an incentive stock option (i) if granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) if granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code or Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

At the time a stock option is granted, the Compensation Committee will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Compensation Committee will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Compensation Committee will determine the acceptable form of consideration at the time of grant.

If a participant ceases to be a service provider other than for “Cause” (as defined in the Award agreement), the participant may exercise his or her stock option within such period of time as is specified in the Award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the Award agreement (or a severance agreement, employment agreement, service agreement, or severance plan), to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination of continuous service for death or disability (as determined by the Compensation Committee), and 90 days following a termination of continuous service for any other reason except for a “Cause” termination. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety effective upon the participant being first notified of his or her termination for Cause, or when Cause first existed if earlier, and the participant will be prohibited from exercising his or her stock option from and after the date of such termination. If there is a blackout period that prohibits buying or selling shares during any part of the 10-day period before an option expires, the option exercise period shall be extended until 10 days beyond the end of the blackout period (but no later than the maximum term of the option.

Stock Appreciation Rights (SARs)

The Compensation Committee will determine the terms and conditions of each SAR, provided that the grant price for each SAR will be no less than 100% of the fair market value of the underlying shares of the Company common stock on the date of grant (except that, if a SAR is granted in tandem with an option, the grant price of the SAR shall not be less than the exercise price of such option). Upon exercise of a SAR, a participant generally will receive payment from us (in the form of shares, cash, or such other form as the Compensation Committee shall determine) in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the grant price by the number of shares with respect to which the SAR is exercised. SARs are exercisable at the times and on the terms established by the Compensation Committee. The term of each SAR shall not exceed 10 years from the date of grant. In determining the vesting schedule for an award of SARs, the Compensation Committee may impose whatever vesting conditions it determines to be appropriate.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of the Company common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Compensation Committee. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of the Company common stock. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Compensation Committee in the form of cash or shares.

In determining the vesting schedule for restricted stock or RSUs, the Compensation Committee may impose whatever vesting conditions it determines to be appropriate.

Shares of restricted stock and RSUs shall be subject to such restrictions as the Compensation Committee may establish in the applicable Award agreement (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Compensation Committee may deem appropriate. Prior to the issuance of shares of the Company common stock or restricted stock pursuant to an Award under the 2022 LTIP, a participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the shares of the Company common stock underlying the Award (unless otherwise provided in the Award agreement for restricted shares).

Other Stock-Based Awards

The Compensation Committee is authorized to grant to participants such other Awards under the 2022 LTIP that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the Common Stock (including, without limitation, securities convertible into such shares), as are deemed by the Committee to be consistent with the purposes of the 2022 LTIP, provided, however, that such grants must comply with applicable law. Subject to the terms of the 2022 LTIP and any applicable Award agreement, the Compensation Committee shall determine the terms and conditions of such Awards under the 2022 LTIP. In determining the vesting schedule for other stock-based awards, the Compensation Committee may impose whatever vesting conditions it determines to be appropriate.

Leaves of Absence/Transfer Between Locations

A participant will not cease to be an employee or consultant in the case of  (i) any Company-approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Company, provided that, if an employee is holding an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such three-month period and the incentive stock option shall thereafter automatically become a non-qualified stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy. Also, a participant’s continuous service as an employee or consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its parents, subsidiaries or affiliates, or their respective successors, or a change in status from an employee to a consultant or director or from a consultant or director to an employee.

Nontransferability of Awards

Unless determined otherwise by the Committee, an Award and rights under an Award may not be sold, assigned, transferred, or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative; provided, that the Compensation Committee may determine that a participant may, in a manner established by the Compensation Committee, designate a beneficiary or beneficiaries to exercise the participant’s rights with respect to any Award on the death of the participant.

Clawback/Recovery

Notwithstanding any provisions to the contrary under the 2022 LTIP, any Award granted under the 2022 LTIP will be subject to any clawback policy as may be established and/or amended from time to time by us, including the Executive Compensation Clawback Policy.

Adjustment

In the event of reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding shares of stock are increased or decreased or are exchanged for a different number or kind of shares or other of our securities, or additional shares or new or different shares or other securities of ours or other non-cash assets are distributed with respect to such shares of stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Compensation Committee, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 LTIP, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2022 LTIP, the number, class, kind and price of securities covered by each outstanding Award, the repurchase or exercise prices (as applicable) of such Awards, and other value determinations applicable to outstanding Awards.

Corporate Transaction

In the event of  (i) a transaction pursuant to which any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital, (ii) a merger or consolidation of the Company with any other entity unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, (iii) the sale or disposition by the Company or all, or substantially all, of the Company’s assets, or (iv) the liquidation or dissolution of the Company, (in any case excluding any transaction or series of transactions immediately following which (I) the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, or (II) any person who was a beneficial owner, directly or indirectly, of securities in the Company representing 50% or more acquires additional securities in the Company), each outstanding Award (vested or unvested) may be assumed or a substantially equivalent Award may be substituted by the surviving or successor entity or a parent or subsidiary of such successor company, upon consummation of the transaction, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the Compensation Committee may in its sole and absolute discretion and authority, among other actions, accelerate vesting of some or all Awards and/or provide that repurchase rights of the Company with respect to shares issued pursuant to an Award shall lapse; arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of some or all outstanding Awards; terminate all or some Awards upon the consummation of the transaction without payment of any consideration, subject to applicable notice requirements; or make such other modifications, adjustments or amendments to outstanding Awards or the 2022 LTIP as the Compensation Committee deems necessary or appropriate.

Amendment, Termination and Duration of the 2022 LTIP

The LTIP Amendment will be effective on December 31, 2024, which is the date that is twenty (20) calendar days after the mailing of this Information Statement to the Company’s stockholders. The 2022 LTIP will continue in effect for a term of 10 years measured from the date of its approval by the Board, which such approval was received June 30, 2022, unless terminated earlier under the terms of the 2022 LTIP. The Compensation Committee may at any time amend, alter, suspend, discontinue or terminate the 2022 LTIP.

Federal Income Tax Aspects of the 2022 LTIP

The following discussion outlines generally the federal income tax consequences of awards that may be granted under the 2022 LTIP. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan. To the extent that a participant recognizes ordinary income in the circumstances described below, the Company will generally be entitled to a corresponding tax deduction. If a participant is our employee or an employee of one of our affiliates, any income recognized will be subject to employment and withholding taxes.

Non-Qualified Options

A participant will generally not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock. Depending upon the period the shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long- term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised. The Company will generally be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of a non-qualified stock option.

Incentive Stock Options

A participant who exercises an incentive stock option will generally not be taxed upon the grant of the option or at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the common stock purchased pursuant to the option on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the participant will be entitled to long-term capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and the Company will not get a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

Restricted Stock

A participant will generally not be taxed upon the grant of a restricted stock award if such award is not transferable by the participant or is subject to a “substantial risk of forfeiture,” as defined in the Code. However, when the shares of common stock that are subject to the stock award are transferable by the participant or are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award on such date, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. However, if a participant so elects at the time of receipt of a stock award in accordance with Section 83(b) of the Code, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time. The value of any dividends, if any, to which a participant may become entitled upon the lapse of the substantial risk or forfeiture or transferability of the corresponding share of restricted stock will be taxed as ordinary compensation income equal at that time.

Restricted Stock Units

A participant will generally not be taxed upon the grant of an award of RSUs. The participant generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares vest and are transferred to the participant under the RSUs (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date. The value of any dividend equivalents, if any, paid upon the settlement of RSUs will be taxed as ordinary compensation income equal at the time of settlement. The Company will be entitled to a deduction equal to the amount of ordinary income a participant recognizes in connection with an RSU Award. The deduction will generally be allowed for the taxable year in which the participant recognizes such ordinary income.

Stock Appreciation Rights (SARs)

A participant will generally not be taxed upon the grant of an award of SARs. At the time the participant exercises a SAR or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the common stock distributed to the participant. Depending upon the period the shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a SAR generally will result in a short- or long- term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the SAR was exercised. The Company generally will be entitled to a tax deduction in the same amount and in the same year in which the participant recognizes ordinary income resulting from the exercise of SARs.

Other Stock-Based Awards

A participant will generally not recognize income upon the grant of any other stock-based award. Generally, at the time a participant receives payment under any other stock-based award, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the common stock received.

Section 280G

Sections 280G and 4999 of the Code provide that executive officers and directors, shareholders who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits that exceed certain prescribed limits in connection with a change of control of a company, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A

Section 409A of the Code imposes excise taxes and may result in early income inclusion for certain types of deferred compensation that do not comply with Section 409A. The Company attempts in good faith to structure awards under the 2024 Plan so that such awards either conform with the requirements of, or qualify for an exemption under, Section 409A. However, neither the Company nor the plan administrator has any obligation to take any action to prevent the assessment of any additional tax or penalty on any participant under Section 409A of the Code and neither the Company nor the plan administrator will have any liability to any participant for such tax or penalty.

New Plan Benefits

No determination has been made with respect to the grant of any Awards of the additional shares of Class A Common Stock that will be available for issuance under the 2022 LTIP upon effectiveness of the LTIP Amendment. In addition, the benefits or amounts which would have been received by participants in the last completed fiscal year, if the LTIP Amendment had been in effect, are not determinable.

Executive Officer Compensation Information

We are considered an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with those rules, this section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. As an emerging growth company, our reporting obligations extend to the individuals serving as our chief executive officer and our two other most highly compensated executive officers for 2023, whom we refer to as our “named executive officers.” For the year ended December 31, 2023, our named executive officers were:

•	Timothy Hwang, Chairman, Chief Executive Officer, Director and Co-Founder;

•	Jon Slabaugh, Chief Financial Officer and Senior Vice President of Corporate Development; and

•	Richard Henderson, Chief Revenue Officer.

The information in this section includes executive and director compensation prior to the Business Combination.

Executive Summary

Throughout 2023, the Compensation Committee continued to advance the Company’s development and administration of public company executive compensation arrangements, taking into account the Company’s strategic objectives, data on comparable peer company practices and pay levels, and the importance of retaining and incentivizing top executives through the next phase of the Company’s growth and development.

Among other matters, the Compensation Committee:

•	adopted a 2023 Short-Term Incentive Plan in which the Company’s executive officers participated, which linked payout levels to achievement of strategic financial performance targets for 2023;

•

established an Executive Severance Plan, in which the Company’s executive officers participate (unless otherwise covered by employment agreement provisions), which provides for specified severance benefits upon termination without cause commensurate with peer company practices; and

•	implemented the adoption of the Company’s Executive Compensation Clawback Policy (in compliance with NYSE rules).

Throughout its decision-making process, the Compensation Committee references peer company group and survey data, but ultimately makes its determinations based on a panoply of relevant factors, including survey data, the Company’s strategic objectives, and the criticality and individual performance of each officer, among other matters. Please refer to “Use of Compensation Data” below for additional information on the data referenced by the Compensation Committee in its decision-making.

Compensation Philosophy

FiscalNote is guided by the core values established by our co-founders, which include:

•	Know Your Audience: Actively think from the other person’s perspective both to create an incredible client experience externally and to collaborate well internally to get the job done.

•	Find the Truth: Work from data, give direct and honest feedback, seek out answers and be objective.

•	Drive Alignment: Share information with relevant stakeholders to ensure everyone’s on the same page.

•	Own the Job: Hold oneself accountable, strive for excellence, and make the right decision even when no one else is looking.

•	Bias for Action: Experiment and take risks, be willing to learn from mistakes and share new ideas.

•	Level Up: Grow professionally, seek out opportunities to learn new skills and contribute outside of one’s core competencies.

•	Support the Family: Celebrate others’ successes, appreciate the diversity of the team, and make time to help others and cultivate trusting relationships throughout the organization.

Our compensation programs, including programs for senior executives, are intended to support these values. We have designed our compensation and benefits program to attract, retain, incentivize and reward talented and qualified executives who share our values and are driven to work towards achieving our strategic business objectives. Our programs reflect a transparent, equitable and inclusive approach to total rewards that seeks to incentivize performance, reward appropriate risk taking and innovation, recognize individuals’ different responsibilities, skills and contributions, and recruit and retain key employees in support of the Company’s growth and in light of the significant competition for talent in the markets in which we operate. We expect that the Compensation Committee will continue to review and modify the Company’s executive compensation programs as the Company grows and further matures, taking into account the ongoing analysis and advice of its independent compensation consultant, competitive peer data, our compensation philosophy, the Company’s evolving business and compensation objectives, and any other factors that the Compensation Committee deems relevant.

The Compensation Committee assesses our compensation policies and practices annually to determine whether any employee pay policy or practice creates risks reasonably likely to have a material adverse effect on us. In addition, our Insider Trading Policy, among other matters, prohibits directors and employees (including members of senior leadership) from hedging the economic risk of their ownership in the Company and from pledging Company shares as collateral for margin loans in the Company.

The Compensation Committee performs an annual review and assessment of FiscalNote’s executive compensation programs, including each executive’s level and mix of base salary, short and long-term incentive and other compensation elements. In performing this assessment, the Compensation Committee considers, among other matters, how our compensation arrangements compare against relevant market survey data and the compensation arrangements of public peer companies (the “Comparative Market Data”).

For 2023, the Comparative Market Data was drawn from:

•	Mercer’s Comptryx Survey (High Tech Firms), which includes public and private firms with revenue under $500 million annually; and

•	publicly-disclosed compensation data of public peer companies identified by Mercer in May 2022 in consultation with the Compensation Committee and members of management.

The Compensation Committee does not target elements of compensation to a certain percentage or percentile within the Comparative Market Data. Instead, it uses the Comparative Market Data to obtain a general understanding of the compensation structures maintained by similarly situated companies and to verify that our named executive officers’ compensation levels and mix fall within an appropriate range based on the market reference points provided by the data. It performs its annual assessment of our executive compensation programs in light of all relevant factors, including the Company’s strategic objectives, the need to retain critical talent, the performance of individual officers as well as the Comparative Market Data. Based on these factors, the Compensation Committee believes the various elements of executives’ compensation arrangements are set at appropriate levels given the Company’s current stage.

Elements of Executive Compensation

In 2023, the compensation program for our named executive officers consisted of base salary, short-term incentive opportunities, long-term equity grants, various standard benefits and certain perquisites, each as further described below:

•

Base Salary: Base salary is paid to attract and retain qualified talent and is set at a level commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Each named executive officer’s current annual base salary level is established in his respective employment agreement, which was negotiated in advance of and became effective upon the closing of the Business Combination. Mr. Henderson’s current base salary is set forth in the offer letter he received when he joined the Company in January 2023. As described below, these base salary levels are in-line with the then-available Comparative Market Data that Mercer provided to the Compensation Committee.

•

Short-Term Incentives: Short-term incentives are used to reward executive performance in attaining Company financial and strategic goals set on an annual basis. In the second quarter of 2023, the Compensation Committee adopted the 2023 Short-Term Incentive Plan (the “2023 STI Plan”) for the Company’s executive officers with the structure and terms described below.

•

Financial Performance Targets. The 2023 STI Plan was designed to tie each executive’s payout, relative to such executive’s annual incentive target, to the Company’s achievement relative to the following financial performance measures for 2023:

•

$138.5 million in consolidated revenue determined in accordance with U.S. generally accepted accounting principles (“GAAP”) (weighted 40%), representing the Company’s strategic objective of growing its overall revenue.

•

$151.1 million in consolidated run rate revenue, defined as annualized subscription revenue plus the last twelve months’ non-subscription revenue, measured as of December 31, 2023 (weighted 20%), representing the Company’s strategic objective of scaling its future revenue generating capacity.

•	$6 million in adjusted EBITDA loss (weighted 40%), representing the strategic objective of increasing efficiency and streamlining operations to drive towards a profitable, self-sustaining business.

•	Plan Structure: The definition of each financial measure, target, weighting and threshold and maximum payout levels are summarized below.

	GAAP Revenue	Run Rate Revenue	Adjusted EBITDA Loss
Definition	Consolidated revenue for 2023, determined in accordance with GAAP	Annualized subscription revenue plus the last 12 months’ non-subscription revenue, measured as of December 31, 2023	Defined as set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s SEC filings.
Target	$138.5 million	$151.1 million	$6 million
Relative Weighting	40%	20%	40%
Threshold (60% Payout)	$131.0 million	$141.0 million	$8 million
Maximum (140% Payout)	$146.0 million	$162.0 million	$1 million

After each officer’s pay outcome is initially determined based upon the Company’s financial performance as described above (the “Initial Bonus Amount”), the 2023 STI Plan provided that the Compensation Committee shall assess such officer’s performance relative to (1) individual goals related to such officer’s department or function and (2) individual goals intended to advance the Company’s broader diversity, equity, inclusion, belonging and accessibility (“DEIBA”) objectives. The Compensation Committee may, in its discretion, modify an officer’s Initial Bonus Amount positively or negatively by up to 10% based upon such officer’s individual performance and DEIBA-related performance during the year (for a maximum modification of up to 20%).

All short-term incentive payouts under the 2023 STI Plan were structured as a lump sum to be paid after year end, based on 2023 performance.

•	Short-Term Incentive Plan Payout Results

•	Based on 2023 financial performance, each executive officer’s Initial Bonus Amount was 52% of such officer’s target bonus opportunity, calculated as follows:

•	2023 GAAP revenue (weighted 40%) was $132.6 million, exceeding the threshold and yielding a 70% payout vs. target for this measure.

•	Run rate revenue as of December 31, 2023 (weighted 20%) was $139.8 million, falling below threshold and yielding a 0% payout for this measure.

•	2023 adjusted EBITDA loss (weighted 40%) was $8 million, yielding a 60% payout vs. target for this measure.

Following the determination of each officer’s Initial Bonus Amount, the Compensation Committee assessed each officer’s performance relative to such officer’s individual and DEIBA goals for the year, taking into account the full Board’s feedback on Mr. Hwang’s performance and management’s feedback on Messrs. Slabaugh and Henderson’s performance. In light of such assessment, the Compensation Committee applied the individual and DEIBA performance modifiers to calculate final bonus payouts to each named executive officer as follows:

Name	Annual Incentive Target	Initial Bonus Amount (52% of Target)	Individual Performance Modifier	DEIBA Modifier	Final Payout Outcome
Timothy Hwang	$ 318,750 (75% of base salary)	$165,750	-10%	8%	$162,435
Jon Slabaugh	$ 175,000 (50% of base salary)	$91,000	8%	8%	$105,560
Richard Henderson	$ 175,000 (50% of base salary)	$91,000	10%	6%	$105,560

•

CRO Sales Commission Plan. In addition to participating in the 2023 STI Plan, Mr. Henderson was afforded an annual sales commission opportunity based on achievement of certain full year 2023 GAAP revenue targets. His annual target payout opportunity was $175,000 (or 50% of base salary), and the sales commission plan payout levels were structured as follows:

•	$146.6 million in GAAP revenue - 100.0% payout

•	$141.0 million in GAAP revenue - 90.0% payout

•	$138.5 million in GAAP revenue - 80.0% payout

•	$136.0 million in GAAP revenue - 60.0% payout

•	Below $136.0 million - 0.0% payout

In light of the Company’s achievement of $132.6 million in GAAP revenue for 2023, Mr. Henderson received no payout under his separate commission plan.

•

Long-Term Incentives: Our compensation program strongly emphasizes the use of long-term equity compensation to retain management and align the management team’s interests with long-term stockholder value creation. To that end, each named executive officer’s employment agreement or offer letter, as applicable, contemplated meaningful initial equity awards, including, as applicable, time-based RSUs and stock options and performance-based RSUs and stock options. Please refer to “—Employment Agreements” below for amount and terms of the initial grants to each officer. In addition, the Compensation Committee evaluates each executive officer’s long-term incentive opportunity annually as a component of total compensation. In 2023, in addition to grants made pursuant to the terms of employment agreement or offer letter with each named executive officer, the Compensation Committee approved grants of time-based RSUs and options, each subject to monthly vesting over a one-year period, to our Chief Financial Officer as part of our annual equity program. Our Chief Executive Officer did not participate in our annual equity program because his employment agreement afforded him a significant block grant intended to cover a multi-year period, and our Chief Revenue Officer received the new hire grants contemplated by his offer letter in lieu of participating in the annual equity program. Please refer to “—Summary Compensation Table” for more information on the grants awarded to the named executive officers in 2023.

•

Benefits: Our executive officers participate in the company’s benefits programs available to employees generally. We maintain a 401(k) plan for employees to encourage employees to save some portion of their cash compensation for their retirement. In each of 2022 and 2023, we matched 100% of each employee’s first 3% contribution, and 50% on the next 2%. Employees are eligible to participate in our 401(k) plan the first of the month following their 90th day of employment, and our retirement contributions are vested immediately. We also offer our employees a suite of medical, dental, vision, and life insurance options and similar benefits, in which our named executive officers may elect to participate on the same terms as other employees.

•

Perquisites: Certain of our named executive officers receive perquisites as part of our compensation program. During 2023, we provided our Chief Executive Officer with expense reimbursement related to commuter travel to our Washington, D.C. headquarters throughout the year, as well as certain personal IT items and news subscriptions. Please refer to the Summary Compensation Table below for more information.

Summary Compensation Table

The following table sets forth information concerning compensation paid by us to our named executive officers for their services rendered to us in all capacities during the years ended December 31, 2022 and 2023:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Equity Awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Timothy Hwang	2023	416,146	—	18,174,945	162,435	$26,586	$18,780,112
Chairman, CEO, Director and Co-Founder	2022	323,240	270,937	24,882,930	—	33,474	25,510,581
Jon Slabaugh	2023	343,945	—	400,500	105,560	7,570	857,575
CFO and SVP of Corporate Development	2022	324,613	178,300	807,800	100,000	13,237	1,423,950
Richard Henderson(6)	2023	341,912	—	913,465	105,560	3,951	1,364,888
Chief Revenue Officer

(1)

Amounts reported in this column for 2022 reflect each executive’s salary paid from January 1, 2022 through July 29, 2022 (the closing date of the Business Combination) plus salary paid from August 1, 2022 to year-end at the new base salary levels established in each executive’s new employment agreement. Amounts reported in this column for 2023 reflect a one week furlough of each executive in Q4 2023.

(2)

Amounts reported in this column reflect for 2022 (a) bonus payouts that the Compensation Committee awarded, in its discretion, to Mr. Hwang pursuant to the Company’s 2022 Short-Term Incentive Plan and (b) Q1 and Q2 bonus payouts in 2022 to Mr. Slabaugh.

(3)

Amounts in this column represent the aggregate grant-date fair value of stock option and restricted stock unit awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification Topic 718 (“Topic 718”). Pursuant to Topic 718, Mr. Hwang’s RSU grant on January 19, 2023 was valued at $8.43 per share, reflecting the fair value of the grant when the amount and terms thereof were established in his employment agreement effective upon the closing of the Business Combination, notwithstanding that the closing price of the Class A Common Stock on January 19, 2023 was actually $5.21 per share. Similarly, the value of the RSU grants awarded to Messrs. Hwang and Slabaugh on October 5, 2022 reflects the $10 price per share ascribed to the Class A Common Stock issued as merger consideration in the Business Combination, though the closing price of the Class A Common Stock on October 5, 2022 was actually $6.28 per share. With respect to the performance-based awards, the grant date fair value assumes the maximum level of performance is achieved in accordance with Topic 718. See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, which contains a discussion of all assumptions made by us in determining the grant date fair value of the equity awards.

(4)

Amounts reported in this column (a) for 2023 represent short-term incentive payouts under the Company’s 2023 STI Plan and (b) for 2022 represent Mr. Slabaugh’s transaction success bonus earned in 2022 upon the completion of the Company’s public listing in August 2022.

(5)

Amounts in this column include matching contributions made to each named executive officer under the 401(k) plan and, in the case of Mr. Hwang for 2023, $16,740 in expense reimbursement for commuter travel, personal IT and news subscriptions, and for 2022, the payment of an aggregate of $28,622 in housing stipend from January through August 2022.

(6)	Mr. Henderson has served as Chief Revenue Officer since January 3, 2023.

Employment Agreements

All named executive officers are employees-at-will. In connection with and effective upon the closing of the Business Combination, FiscalNote entered into a new employment agreement with each of Messrs. Hwang and Slabaugh. Mr. Henderson received an offer letter when he joined the Company in January 2023. In reviewing the annual base salary levels, short-term incentive targets and initial equity grant amounts set forth in each named executive’s employment agreement or offer letter, as applicable, the Committee considered the then-available Comparative Market Data, the criticality of the role to the Company’s strategic objectives and other factors. The terms of the employment agreement or offer letter, as applicable, with each named executive officer are summarized below.

In addition, upon joining FiscalNote, each employee, including our executive officers, executes our standard form of Employee Confidentiality and Invention Assignment Agreement, which sets forth customary confidentiality, non-solicitation, and intellectual property assignment obligations of each employee.

Timothy Hwang

Mr. Hwang’s employment agreement as in effect as of December 31, 2023, which became effective upon the closing of the Business Combination, had an initial term of four years and thereafter renews automatically for successive one-year terms unless either party provides notice of non-renewal at least three months prior to the then scheduled expiration of the term. Among other matters, the agreement provides for the following:

•	Annual Base Salary: Mr. Hwang’s annual base salary is $425,000.

•

Short-Term Incentive: Mr. Hwang shall be eligible to receive an annual bonus based on his achievement of performance objectives established by the Compensation Committee, with such bonus targeted at 75% of his annual base salary.

•

Equity Awards: Mr. Hwang was entitled to receive RSUs and stock options under the 2022 LTIP covering an aggregate number of shares of our Common Stock that would give him ownership of 10% of shares of our outstanding Common Stock on a fully-diluted basis measured as of the effective date of the agreement, when combined with Mr. Hwang’s existing ownership of our outstanding Common Stock as of the effective date (for purposes of the foregoing, giving effect to fully vested or unvested equity awards that are subject to time-based vesting only) and assuming issuance of all shares subject to the newly-issued restricted stock units and stock options. Such awards were granted and structured as follows:

•

Twenty-five percent of the aggregate shares subject to these awards were structured as stock options, which were granted effective on October 5, 2022 and vest 25% on each of the first four anniversaries of April 1, 2022, provided Mr. Hwang remains continuously employed by us on each date, except as otherwise provided in the severance provisions of his employment agreement.

•

Seventy-five percent of the aggregate shares subject to these awards were structured as RSUs and granted as two separate awards, subject to an equal number of shares for each award. The first award of RSUs, which was granted effective on October 5, 2022, vests 1/24th on the first day of each calendar month following April 1, 2022 through April 1, 2024. The second award, which was granted on January 19, 2023, vests 1/24th on the first day of each calendar month commencing April 1, 2024. To receive the shares underlying the awards, Mr. Hwang must remain continuously employed by us on each vesting date, except as otherwise provided in the severance provisions of his employment agreement.

•

Severance: Mr. Hwang is entitled to certain severance benefits upon a termination of employment, including in connection with a change in control. For more information, please refer to “Executive Compensation – Potential Payments Upon Termination or Change of Control” below.

•

Other Covenants: Mr. Hwang is subject to indefinite confidentiality and assignment of inventions and intellectual property covenants, and non-solicitation and non-competition covenants during employment and for 12 months following employment.

Jon Slabaugh

Mr. Slabaugh’s employment agreement, which became effective upon the closing of the Business Combination, has an initial term of four years and thereafter renews automatically for successive one-year terms unless either party provides notice of non-renewal at least three months prior to the then scheduled expiration of the term. Among other matters, the agreement provides for the following:

•	Annual Base Salary: Mr. Slabaugh annual base salary is $350,000.

•

Short-Term Incentive: Mr. Slabaugh shall be eligible to receive an annual bonus based on his achievement of performance objectives established by the Compensation Committee, with such bonus targeted at 50% of his annual base salary.

•

Equity Awards: Mr. Slabaugh shall be entitled to receive equity compensation in amount and subject to terms determined in the discretion of the Compensation Committee. In 2022, the agreement provided that Mr. Slabaugh would receive the following grants:

•	75,000 RSUs, which were granted effective as of October 5, 2022 and vested monthly ratably for the remainder of 2022.

•	25,000 of stock options, which were granted effective as of October 5, 2022 and vested monthly ratably for the remainder of 2022.

•

25,000 performance RSUs subject to performance-based vesting conditions to be determined by the Compensation Committee. Given the timing of the closing of the Business Combination and the effectiveness of Mr. Slabaugh’s employment agreement, the performance-based RSUs were not awarded in 2022 and, in lieu thereof, Mr. Slabaugh was awarded a fully vested grant of 25,000 shares of Class A Common Stock in February 2023.

•

Severance: Mr. Slabaugh is entitled to certain severance benefits upon a termination of employment, including in connection with a change in control. For more information, please refer to “Executive Compensation – Potential Payments Upon Termination or Change of Control” below.

•

Other Covenants: Mr. Slabaugh is subject to indefinite confidentiality and assignment of inventions and intellectual property covenants, and non-solicitation and non-competition covenants during employment and for 12 months following employment.

Richard Henderson

Mr. Henderson’s offer letter, which he received in connection with joining the Company in January 2023, provides for the following:

•	Annual Base Salary: Mr. Henderson’s annual base salary is $350,000.

•

Short-Term Incentive: Mr. Henderson shall be eligible to receive (1) an annual bonus based on his achievement of performance objectives established by the Compensation Committee, with such bonus targeted at $175,000 (representing 50% of his 2023 base salary) and (2) participation in a Chief Revenue Officer Commission Plan based on revenue growth achievement in each fiscal year as described above.

•

Equity Awards: Mr. Henderson shall be entitled to receive equity compensation in an amount and subject to terms determined in the discretion of the Compensation Committee. In 2023, the agreement provided that Mr. Henderson would receive the following initial grants, all of which were granted effective as of January 19, 2023:

•

107,500 RSUs, 1/3rd of which vested on January 3, 2024. An additional 1/12th of the aggregate number of RSUs will vest on the corresponding day of each quarter thereafter (or if there is no such corresponding day, on the last day of such month).

•

37,500 stock options, 25% of which vested on January 3, 2024. An additional 6.25% of the aggregate number of shares subject to the option will vest on the corresponding day of each quarter thereafter (or if there is no such corresponding day, on the last day of such month).

•

75,000 performance-based RSUs subject to both time-based and performance-based vesting conditions determined by the Compensation Committee. One-third of the performance-based RSUs became vesting-eligible on January 3, 2024, with the remaining performance-based RSUs becoming vesting-eligible in equal quarterly increments over the two years following January 19, 2024. Performance-based RSUs that are vesting-eligible vest upon the Class A Common Stock achieving specified prices per share.

•

25,000 performance-based stock options subject to both time-based and performance-based vesting. Twenty-five percent of these options became vesting-eligible on January 3, 2024, with the remaining shares becoming vesting-eligible in equal quarterly increments over the three years following January 3, 2024. The options that are vesting-eligible vest upon the Class A Common Stock achieving specified prices per share.

•

Severance: Mr. Henderson is entitled to certain severance benefits upon a termination of employment, including in connection with a change in control. For more information, please refer to “Executive Compensation – Potential Payments Upon Termination or Change of Control” below.

•

Other Covenants: Mr. Henderson is subject to indefinite confidentiality and assignment of inventions and intellectual property covenants, and non-solicitation and non-competition covenants during employment and for 12 months following employment.

Outstanding Equity Awards at 2023 Fiscal Year End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2023:

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (2)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($) (2)
Timothy Hwang	6/18/18	(3)	1,110,438	—	—	1.50	6/17/28	—	—	—	—
	7/29/20	(4)	270,786	25,963	—	2.44	7/28/30	—	—	—	—
	2/11/21	(5)	—	—	296,750	2.72	2/10/31	—	—	—	—
	5/31/21	(6)	866,510	—	—	3.63	5/30/26	—	—	—	—
	5/31/21	(7)	—	—	296,750	3.63	5/30/26	—	—	—	—
	10/5/22	(8)	—	—	—	—	—	359,328	409,634	—	—
	10/5/22	(9)	359,331	1,077,992	—	6.28	10/4/32	—	—	—	—
	1/19/23	(10)	—	—	—	0.00	—	2,155,984	2,457,822	—	—
Jon Slabaugh	1/21/20	(4)	130,569	—	—	2.43	1/20/30	—	—	—	—
	2/11/21	(5)		—	89,025	2.72	2/10/31	—	—	—	—
	7/29/21	(4)	11,499	18,175	—	6.57	7/28/31	—	—	—	—
	12/23/21	(11)	5,141	15,423	—	8.40	12/22/31	—	—	—	—
	12/23/21	(12)	—	—	—	—	—	18,853	21,492	—	—
	10/5/22	(13)	25,000	—	—	6.28	10/4/32	—	—	—	—
	2/7/2023	(14)	25,000	—	—	3.60	2/6/33	—	—	—	—
Richard Henderson	1/19/2023	(16)	—	37,500	—	5.21	1/18/2033	—		—
	1/19/2023	(17)	—	—	3,000	5.21	1/18/2033	—	—	—	—
	1/19/2023	(18)	—	—	—	—	—	107,500	122,550	—	—
	1/19/2023	(19)	—	—	—	—	—	—	—	12,000	42,840

(1)	Calculated based on a price per share of $1.14, the closing price per share of the Company’s Class A Common Stock as reported on the New York Stock Exchange at market close on December 29, 2023.
(2)

The market value of the unvested performance-based RSUs is based on the threshold payout of 16% and was calculated based on a price per share of $1.14, the closing price per share of the Company’s Class A Common Stock as reported on the New York Stock Exchange at market close on December 29, 2023.

(3)

Options vested over four years, with the first 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting ratably each month thereafter over the remaining 36 months of the vesting period.

(4)

Options vest over four years, with the first 10% vesting on the first anniversary of the vesting commencement date, an additional 5% vesting in each of quarters 5-8 thereafter, and an additional 8.75% vesting in each of quarters 9-16 thereafter.

(5)

Performance-based options vest upon the Class A Common Stock achieving specified prices per share (ranging from $14.25 - $21.25). The number of shares underlying the performance-based options is based on the threshold payout of 33%.

(6)	Options fully vested in connection with the Business Combination.
(7)	Options vest in connection with the company’s achievement of a $30.00 price per share of Common Stock for 90 consecutive days or upon a change in control transaction.
(8)	RSUs vested 25% on the grant date and in additional 1/24th increments on the first day of each calendar month commencing November 1, 2022 thereafter.
(9)	Options vest in four equal annual installments commencing April 1, 2023.
(10)	RSUs vest in 1/24th increments on the first day of each calendar month commencing April 1, 2024.
(11)	Options vested 25% on November 7, 2022 and in additional 6.25% increments each quarter thereafter.
(12)	Restricted stock units vested 1/3 on November 7, 2022 and in additional 1/36 increments each month thereafter.

(13)	Options vested monthly ratably on November 1, 2022 and December 1, 2022.
(14)	Options vest ratably monthly beginning February 7, 2023 through December 7, 2023.
(15)	RSUs vest ratably monthly beginning February 7, 2023 through December 7, 2023.
(16)

Options vested as to 25% on January 3, 2024. An additional 6.25% of the aggregate number of shares subject to the option will vest on the corresponding day of each quarter thereafter (or if there is no such corresponding day, on the last day of such month).

(17)

Performance-based options became vesting-eligible as to 25% on January 3, 2024, with the remaining performance-based options becoming vesting-eligible in equal quarterly increments over the three years following January 3, 2024. Performance-based options that are vesting-eligible vest upon the Class A Common Stock achieving specified prices per share. The number of shares underlying the performance-based options is based on the threshold payout of 12%.

(18)

RSUs vested as to 1/3 on January 3, 2024 and an additional 1/12th will vest on the corresponding day of each quarter thereafter (or if there is no such corresponding day, on the last day of such month).

(19)

Performance-based RSUs became vesting-eligible as to 1/3 on January 3, 2024, with the remaining performance-based RSUs becoming vesting-eligible in equal quarterly increments over the two years following January 19, 2024. Performance-based RSUs that are vesting-eligible vest upon the Class A Common Stock achieving specified prices per share.

Potential Payments Upon Termination or Change of Control

Equity Plan

Upon the effectiveness of the Business Combination, all equity awards granted by the Company prior to the Business Combination (“Legacy FiscalNote”) then outstanding under the Legacy FiscalNote 2013 Equity Incentive Plan were converted into awards under the 2022 LTIP, with the number of shares underlying each award and the exercise price (if applicable) of such award adjusted in accordance with the terms of the Business Combination Agreement.

Severance Plan

On April 3, 2023, the Company adopted an Executive Severance Plan (“Severance Plan”). The Severance Plan was adopted to provide specified members of the Company’s executive team with severance benefits (unless otherwise covered by employment agreement provisions) in the event of a “Qualifying Termination,” which is defined as an involuntary termination of a participant’s employment by the Company (other than for Cause) or the resignation of a participant for Good Reason.

•

“Cause” is defined as: (i) a participant’s conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (ii) a participant’s (1) engagement in material dishonesty, willful misconduct or gross negligence in each case in connection with the participant’s position with us; (2) breach of any confidentiality, invention assignment, non-disclosure, or non-solicitation agreement entered into between the participant and us; (3) material violation of a written policy or procedure of us or any of our affiliates that has been provided to the participant, causing substantial injury to us or our affiliate; or (4) willful refusal to perform the participant’s assigned duties, following written notice of such refusal, a 15-day cure period and failure to do so. No act or omission shall be considered “willful” if such act or omission was done, or not done, in the reasonable, good-faith belief that such act or omission was in the best interests of us or upon the advice of counsel to us or our affiliates.

•

“Good Reason” is defined as: (i) a material reduction in the participant’s duties, authority, or responsibilities; (ii) a material reduction in the participant’s annual base salary; (iii) a relocation of the participant’s principal workplace by more than 35 miles; or (iv) our material breach of any written compensatory agreement with the participant. The participant must, within 30 days after learning of a potential Good Reason trigger, provide notice of an intent to resign, with such resignation to be effective 90 days following the delivery thereof, and with such resignation to be for “Good Reason” only if the potential trigger remains substantially uncured as of such date of resignation.

Pursuant to the Severance Plan, Mr. Henderson would be entitled to cash severance equal to 50% of his then-current base salary if he were terminated without Cause or resigned for Good Reason, subject to his execution, delivery and non-revocation of a general release in favor of the Company. The amount of severance payable to Messrs. Hwang and Slabaugh in the event of a termination without Cause or a resignation for Good Reason is set forth in their respective employment agreements, as described below under “Employment Agreements.”

Change in Control Severance Plan

On October 5, 2021, Legacy FiscalNote adopted a Change in Control Severance Plan, which was subsequently amended on March 22, 2022 (“Change in Control Severance Plan”). The Change in Control Severance Plan was adopted to provide select executives with severance benefits (unless otherwise covered by employment agreement provisions) if they are terminated by the Company without Cause or resign for Good Reason (each as defined above with respect to the Severance Plan) within 180 days following the occurrence of a change in control of the Company. The Change in Control Severance Plan provides that the Compensation Committee, as administrator, shall designate the employees who are eligible to participate in the plan from time to time.

Pursuant to the Change in Control Severance Plan, Mr. Henderson would be entitled to a lump sum cash payment equal to 12 months of his then-current base salary in the event of a qualifying termination in connection with a change in control, subject to his execution, delivery and non-revocation of a general release in favor of the Company. The amount of severance payable to Messrs. Hwang and Slabaugh in the event of a termination in connection with a change in control is set forth in their respective employment agreements, as described below under “Employment Agreements.”

Employment Agreements

Our employment agreement with each of Messrs. Hwang and Slabaugh provides for certain severance benefits upon a termination of employment, including in connection with a change in control of the company, as follows:

•

In the event the executive is terminated without Cause or resigns for Good Reason (in each case, as defined in the agreement), such executive will be eligible to receive (i) an amount equal to the sum of his annual base salary plus his target annual bonus, (ii) 12 months of accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 12 months.

•

In lieu of the foregoing severance benefits, if the executive is terminated without Cause or resigns for Good Reason within six months prior to or 12 months following a Change in Control (as defined in the agreement), such executive will be eligible to receive (i) an amount equal to the sum of 1.5 times his annual base salary plus his target annual bonus, (ii) full accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 18 months.

In each case, the foregoing severance benefits will be conditional on the executive’s execution and non-revocation of a general release and other customary matters. The severance benefits under the executive’s employment agreement supersede and replace such executive’s entitlement to severance under any other program. For more information about the executive employment agreements, please refer to “Employment Agreements” above.

Governance Policies

Hedging Policy

The Board believes that it is undesirable for our directors, officers and employees to engage in hedging or speculative transactions that may put the personal gain of the insider in conflict with the best interests of the Company and our securityholders or otherwise give the appearance of impropriety. Therefore, our directors, officers, and employees, whether or not in possession of material non-public information, are generally prohibited from: (i) selling our securities “short” (i.e., selling stock that is not owned and borrowing the shares to make delivery), (ii) transacting in put options, call options or other derivative securities, on an exchange or in any other organized market, (iii) engaging in hedging or monetization transactions, such as the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, and (iv) certain other transactions set forth in our Insider Trading Policy.

Stock Ownership Guidelines

Our Principles of Corporate Governance set forth stock ownership guidelines for directors and executive officers as follows, which we believe serve to further align the interests of management with those of shareholders:

•

Directors: By the fifth anniversary of the Company’s public listing or the director’s election or appointment to the Board (whichever is later), each non-employee director shall hold shares of Common Stock, unvested restricted shares or restricted stock units subject solely to continued service, and in-the-money stock options in an amount equal in value to at least five times the directors’ annual cash retainer (but not committee or committee chair retainers) in effect.

•

Officers: By the fifth anniversary of the Company’s public listing or the executive’s appointment to such position (whichever is later), each executive officer shall hold shares of Common Stock, unvested restricted shares or restricted stock units subject solely to continued employment, and in-the-money options equal in value to: (1) for the CEO – at least six times the CEO’s current base salary; (2) for the COO and CFO – at least three times the executive’s current base salary; and (3) for all other senior executives – at least two times the executive’s current base salary.

Clawback Policy

In 2023, we adopted an Executive Compensation Clawback Policy (the “Clawback Policy”), which is intended to comply with the requirements of NYSE Listing Standard 303A.14 implementing Exchange Act Rule 10D-1. Pursuant to the Clawback Policy, in the event we are required to prepare an accounting restatement of our financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, we will seek to recover the excess incentive-based compensation received by any covered executive officers during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements.

Director Compensation

The Compensation Committee has established a non-employee director compensation program consisting of the following:

•

Equity: Upon joining the Board, each director shall receive a grant of RSUs with an aggregate grant date value of $175,000. Thereafter, each director shall receive an annual grant of RSUs with an aggregate grant date value of $175,000 in connection with the annual meeting of shareholders (if re-elected, in the case of directors whose terms are expiring and are nominated for re-election). The awards shall vest on the one-year anniversary of the grant date and have such other terms as shall be set forth in a form of award agreement for director restricted stock unit awards to be adopted by the Compensation Committee from time to time.

•

Cash: Each director shall receive an annual cash retainer equal to $30,000. In addition, the chair of each standing committee of the Board and the lead independent director shall receive a further annual retainer in the amount indicated below. There are no committee member or meeting attendance fees. All cash retainers are paid in four quarterly installments.

•	Audit Committee Chair: $25,000;

•	Compensation Committee Chair: $15,000;

•	Governance Committee Chair: $10,000;

•	M&A Committee Chair: $10,000; and

•	Lead Independent Director: $25,000.

•	Expenses: Each non-employee director also shall receive reimbursement for out-of-pocket and travel expenses incurred in attending Board meetings.

Each director may opt to receive, in lieu of the annual cash retainer outlined above, shares of our Class A Common Stock. A director’s election to receive shares of Class A Common Stock will apply for all payments with respect to the annual cash retainer for a given year.

Our Board will review director compensation periodically to ensure that director compensation remains competitive such that the Company is able to recruit and retain qualified directors, taking into account analysis and advice from the Compensation Committee’s independent consultant, our compensation philosophy, the company’s business and compensation objectives, and other relevant factors.

Director Compensation Table

The table below summarizes the compensation of each person serving as a non-employee director who received compensation from us for the year ended December 31, 2023. As Company employees, Mr. Hwang and Mr. Yao did not receive separate compensation under the Company’s non-employee director compensation program.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Michael J. Callahan	48,750	175,000	223,750
Key Compton	22,500	175,000	197,500
Manoj Jain	22,500	175,000	197,500
Keith Nilsson	30,000	175,000	205,000
Stanley McChrystal	22,500	175,000	197,500
Anna Sedgley	41,250	175,000	216,250
Brandon Sweeney	33,750	175,000	208,750
Conrad Yiu	22,500	175,000	197,500

(1)	Amounts presented in this column reflect that each non-employee director agreed to forego receipt of his or her quarterly installment of cash retainer payments for the fourth quarter of 2023.
(2)

The amounts in this column represent the aggregate grant-date fair value of RSU awards granted to each director, computed in accordance with FASB ASC Topic 718. See Note 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2023, which contains a discussion of all assumptions made by us in determining the grant date fair value of the equity awards. On May 31, 2023, each director was granted an award of 82,159 RSUs that vested on the date of the 2024 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during fiscal year 2023, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a Compensation Committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our Compensation Committee.

Action by Written Consent; No Further Vote Required

Pursuant to Section 228 of the DGCL and in accordance with our Charter, prior to the date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Company that would then be entitled to vote in the election of directors at an annual meeting of stockholders, any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of the outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The Company elected to obtain stockholder approval of the LTIP Amendment by written consent of the Consenting Stockholders, which, in accordance with our Charter and our Bylaws, required the approval of a majority in voting power of the shares of Common Stock entitled to vote. As the requisite stockholder approval for the LTIP Amendment has been received, all corporate approvals by or on behalf of the Company required for the approval of the LTIP Amendment have been obtained and no further votes will be needed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information, as of December 2, 2024, concerning the beneficial ownership of our Common Stock by: (i) each person we know to be the beneficial owner of more than five percent (5%) of our Common Stock; (ii) each of our current directors; (iii) each of our named executive officers; and (iv) all current directors and executive officers as a group. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Stock is based on 144,691,052 shares of our Common Stock issued and outstanding as of December 2, 2024, which consists of 136,400,131 shares of Class A Common Stock and 8,290,921 shares of Class B Common Stock.

Unless otherwise indicated in the footnotes to the table below, and subject to applicable community property laws, the Company believes that all persons named in the table below have sole voting and investment power with respect to their beneficially owned shares of Common Stock.

	Class A Common Stock	Class B Common Stock	% of Total Common Stock	% of Total Voting Power(1)
Directors and Named Executive Officers of FiscalNote(2)
Timothy Hwang(3)	4,072,254	7,108,623	7.16%	51.20%
Gerald Yao(4)	181,105	1,182,298	*	8.45%
Michael J. Callahan(5)	199,050	—	*	*
Key Compton(6)	325,198	—	*	*
Stanley McChrystal(7)	284,737	—	*	*
Keith Nilsson(8)	10,336,489	—	6.76%	2.94%
Anna Sedgley(9)	163,795	—	*	*
Brandon Sweeney(10)	299,461	—	*	*
Conrad Yiu(11)	2,939,163	—	1.92%	*
Manoj Jain(12)	43,179,755	—	25.84%	11.79%
Jon Slabaugh(13)	339,159	—	*	*
Richard Henderson(14)	67,179	—	*	*
All Directors and Executive Officers of FiscalNote as a Group (14 Individuals)	63,148,144	8,290,921	41.75%	73.07%
5% Beneficial Owners of FiscalNote
Sponsor, Maso Capital Investments Limited, Blackwell Partners LLC – Series A and Star V Partners, LLC(15)	43,056,588	—	25.76%	11.76%

*	Represents less than 1%

(1)

Percentage of total voting power represents voting power with respect to all shares of our Class A Common Stock and our Class B Common Stock, as a single class. Each share of our Class B Common Stock is entitled to 25 votes and each share of our Class A Common Stock is be entitled to one vote.

(2)	Unless indicated otherwise, the business address of each of these stockholders is 1201 Pennsylvania Avenue NW, 6th Floor, Washington, D.C. 20004.
(3)

Reflects (i) 940,745 shares of Class A Common Stock held by Timothy T. Hwang, as Trustee of the Timothy T. Hwang Revocable Trust, originally dated January 10, 2019 (“Hwang Trust”), over which Mr. Hwang has sole voting and dispositive power; (ii) 7,108,623 shares of Class B Common Stock held by Timothy T. Hwang, as Trustee of the Hwang Trust, over which Mr. Hwang has sole voting and dispositive power; (iii) 49,318 shares of Class A Common Stock held by Mr. Hwang (iv) 2,992,359 shares of Class A Common Stock over which the Hwang Trust has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (iv) 89,832 shares of Class A Common Stock over which the Hwang Trust has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(4)

Reflects (i) 67,714 shares of Class A Common Stock held by the Gerald Yao Revocable Trust, dated January 10, 2019 (“Yao Trust”), over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power; (ii) 1,113,993 shares of Class B Common Stock held by the Yao Trust, over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power; (iii) 68,305 shares of Class B Common Stock held by Mr. Yao; and (iv) 113,391 shares of Class A Common Stock over which the Yao Trust has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days.

(5)

Reflects (i) 139,700 shares of Class A Common Stock held by Mr. Callahan; and (ii) 59,350 shares of Class A Common Stock over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days.

(6)

Reflects (i) 139,700 shares of Class A Common Stock held by Mr. Compton; (ii) 184,032 shares of Class A Common Stock beneficially owned by Global Public Offering Master Fund, L.P. (“GPO Master Fund”); and (iii) 1,466 shares of Class A Common Stock beneficially owned by Urgent Capital LLC (“Urgent Capital”). Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master Fund and its affiliated entities and the investment advisor for GPO Master Fund and the owner and operator of Urgent Capital. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund and Urgent Capital. The address for GPO Master Fund and Urgent Capital is c/o Urgent International Inc., 420 Lexington Avenue, Suite 1402, New York, New York 10170.

(7)	Reflects 284,737 shares of Class A Common Stock held by Mr. McChrystal.
(8)

Reflects (i) 590,383 shares of Class A Common Stock held by Mr. Nilsson; (ii) 2,123,155 shares of Class A Common Stock beneficially owned by Xplorer Capital Fund III L.P. (“Xplorer”); (iii) 2,250,000 shares of Class A Common Stock beneficially owned by XC FiscalNote-B, LLC (“XC-B”); (iv) 301,585 shares of Class A Common Stock beneficially owned by Xplorer Capital (“Capital”); (v) 4,752,782 shares of Class A Common Stock beneficially owned by Xplorer Capital Continuation Fund I, LLC (“XC Continuation I”) and (vi) 318,584 shares of Class A Common Stock beneficially owned by XC FiscalNote-C, LLC (“XC-C”). Mr. Nilsson is managing partner of Visionnaire and may be deemed to have voting and dispositive power over the shares held by Vissionaire. Mr. Nilsson is managing partner of Xplorer and Capital and may be deemed to have voting and dispositive power over the shares held by Xplorer and Capital. Mr. Nilsson is managing director of XC-A, XC-B XC-C, and XC Continuation I and may be deemed to have voting and dispositive power over the shares. The address for each of these entities is 1300 El Camino Real, Suite 100, Menlo Park, California 94025.

(9)	Reflects 163,795 shares of Class A Common Stock held by Ms. Sedgley.
(10)

Reflects (i) 240,111 shares of Class A Common Stock held by Mr. Sweeney; and (ii) 59,350 shares of Class A Common Stock over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days.

(11)

Reflects (i) 152,842 shares of Class A Common Stock held by Mr. Yiu; and (ii) 2,786,321 shares of Class A Common Stock beneficially owned by AS1 LV Pty Ltd. (“AS1”). Mr. Yiu is a director of AS1, which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners Pty Ltd where Mr. Yiu serves as a partner, and in such capacity may be deemed to have voting and dispositive power over such shares. The address for AS1 is Level 16, 88 Phillip Street, Aurora Place, Sydney, NSW 2000, Australia.

(12)	Reflects (i) 123,167 shares of Class A Common Stock held by Mr. Jain; and (ii) shares of Class A Common Stock held by affiliates described in footnote (15) below.
(13)

Reflects (i) 134,018 shares of Class A Common Stock held by Mr. Slabaugh; and (ii) 205,141 shares of Class A Common Stock over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days.

(14)

Reflects (i) 39,466 shares held by by Mr. Henderson; (ii) 18,750 shares of Class A Common Stock over which Mr. Henderson has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days; and (iii) 8,963 shares of Class A Common Stock over which Mr. Henderson has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(15)

Duddell Street Holdings Limited (the “Sponsor”), Maso Capital Investments Limited (“MCIL”), Blackwell Partners LLC — Series A (“BW”) and Star V Partners LLC (“SV”) are the beneficial owners of the shares reported herein. Maso Capital Offshore Limited (“MCOL”) is the sole member and manager of the Sponsor and has voting and investment discretion with respect to the common shares held of records by the Sponsor. Maso Capital Partners Limited (“MCPL”) is the investment manager of each of MCIL, BW and SV and has voting and investment discretion with respect to the common shares held of record by those entities. Manoj Jain, Sohit Khurana and Allan Finnerty are the directors of MCOL and Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Accordingly, all of the shares held by our Sponsor may be deemed to be beneficially held by Maso Capital Offshore Limited. The business address of each of these stockholders is 8/F Printing House, 6 Duddell Street, Hong Kong.

INTEREST OF CERTAIN PERSONS IN THE MATTERS TO BE ACTED UPON

As described above in Action No. 1, awards may be granted under the 2022 LTIP to directors and employees of the Company. Accordingly, our directors and officers may be deemed to have an interest in the approval of the 2022 LTIP by the Consenting Stockholders.

As of the Record Date, the Consenting Stockholders held 990,063 shares of our Class A Common Stock and 7,108,623 shares of our Class B Common Stock, or approximately 52.0% of the voting power of our outstanding Common Stock, and voted to approve Action No. 1.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement and other documents referenced herein contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may,” “will,” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Those statements appear in this Information Statement and the documents referenced herein and include statements regarding the intent, belief or current expectations of the Company and management that are subject to known and unknown risks, uncertainties and assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed in or implied by such forward-looking statements. More information about the risks we face is described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ending December 31, 2023 and any subsequently filed Quarterly Report on Form 10-Q.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur or may not occur within the anticipated time frame and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events or otherwise.

HOUSEHOLDING

In some cases, only one copy of the Information Statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Upon written or oral request, the Company will promptly deliver a separate copy of this document to a stockholder at a shared address to which a single copy has been delivered. A stockholder can notify the Company at the address indicated below if the stockholder wishes to receive separate copies in the future. In addition, stockholders sharing an address who are currently receiving multiple copies may also notify the Company at such address if they wish to receive only a single copy. Direct your written request to FiscalNote Holdings, Inc., 1201 Pennsylvania Avenue, N.W., 6th Floor, Washington, D.C. 20004 or contact the Company by phone at (202) 793-5300.

WHERE YOU CAN FIND MORE INFORMATION

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and other information with the SEC. As an electronic filer, our public filings are maintained on the SEC’s website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov. In addition, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act may be accessed free of charge through our website as soon as reasonably practicable after we have electronically filed such material with, or furnished it to, the SEC. The address of our website is www.fiscalnote.com.

We will provide, upon request and without charge, to each stockholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”) and our Quarterly Reports for the subsequent periods (the “Quarterly Reports”), in each case, including the financial statements and financial statement schedule information included therein, as filed with the SEC and any other documents filed with the SEC. You are encouraged to review the Annual Report and Quarterly Reports together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting FiscalNote Holdings, Inc., 1201 Pennsylvania Avenue, N.W., 6th Floor, Washington, D.C. 20004.

This Information Statement has been approved by the Board and is being mailed or delivered to stockholders by its authority.

By order of the Board of Directors,

/s/ Todd Aman
Todd Aman
Senior Vice President, General Counsel and Secretary

December 11, 2024

APPENDIX A

FORM OF AMENDMENT TO THE

FISCALNOTE HOLDINGS, INC.

2022 LONG-TERM INCENTIVE PLAN

WHEREAS, FiscalNote Holdings, Inc., a Delaware corporation (the “Company”) sponsors the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan (the “Plan”) to provide equity incentives for the Company’s key service providers;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of Plan participants to amend the Plan to (i) increase the number of shares outstanding under the Plan, and (ii) increase the percentage by which the number of shares outstanding under the Plan will increase automatically each year; and

WHEREAS, Section 7 of the Plan provides that the Board may, with the consent of the Company’s shareholders, amend the Plan to effect the share increases described herein; and

WHEREAS, the Board has granted officers of the Company the authority and power, in the name of and on behalf of the Board and Company, to implement the amendment of the Plan.

NOW, THEREFORE, effective as of December 31, 2024, the Plan is hereby amended, contingent upon the receipt of approval from the Company’s shareholders, as follows:

1. Section 4(a)(i) of the Plan is amended and restated in its entirety as follows:

“(i) The aggregate number of Shares that may be issued pursuant to Awards is 24,285,660 Shares, plus a number of Shares that will automatically be increased on January 1 of each year for a period of five years commencing on January 1, 2023 and ending on (and including) January 1, 2027, in an amount equal to the lesser of (i) 5% of the total number of Shares outstanding on December 31 of the preceding year, or (ii) 13,523,734 Shares; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Shares. This is the “Share Reserve.” No more than 100% of the Shares in the Share Reserve shall be available for delivery pursuant to the exercise of Incentive Stock Options.”

IN WITNESS WHEREOF, this Amendment to the Plan is executed this 31st day of December, 2024.

FISCALNOTE HOLDINGS, INC.

By:
Name:
Its: